Exhibit 8.2

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

May 18, 2016

NBG Bancorp, Inc.

2234 West Broad Street

Athens, Georgia 30606

Ladies and Gentlemen:

We have acted as counsel to NBG Bancorp, Inc., a Georgia corporation (“NBG”), in connection with the proposed merger (the “Merger”) of NBG with and into State Bank Financial Corporation, a Georgia corporation (“STBZ”), in accordance with the applicable provisions of the Georgia Business Corporation Code and pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of April 5, 2016. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. At your request, and in connection with the filing of the Form S-4 (as it may be amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon (without independent investigation or verification), the accuracy and completeness of certain statements, representations, covenants and agreements made by NBG and STBZ, including factual statements and representations set forth in representation letters dated the date hereof from officers of NBG and STBZ (the “Representation Letters”).

For purposes of rendering our opinion, we have assumed that  (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the Registration Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Registration Statement or the Representation Letters regarding the “knowledge” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including

ATLANTA  BEIJING  CHARLOTTE  CHICAGO  HONG KONG  NEW YORK  NORFOLK  ORANGE COUNTY  PORTLAND
RALEIGH  RICHMOND  SAN DIEGO  SHANGHAI  TYSONS CORNER  VIRGINIA BEACH  WASHINGTON, DC

the Effective Time and thereafter (where relevant) in each case as if made without such qualification, (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement (v) the Merger will be reported by STBZ and NBG on their respective federal income tax returns in a manner consistent with the opinion set forth herein, and (vi) the Merger will not be an All Cash Transaction.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof.  These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) that the discussion set forth in the Registration Statement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” to the extent that such discussion relates to matters of United States federal income tax law, is accurate in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion has been prepared for NBG in connection with the Registration Statement.  The use of this opinion is limited to NBG and its stockholders. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP